Exhibit 99.1

Solo Cup Company

1700 Old Deerfield Road

Highland Park, IL 60035

847-831-4800

www.solocup.com

Solo Cup Company Announces

First Quarter 2005 Financial Results

HIGHLAND PARK, IL, Thursday, May 12, 2005 – Solo Cup Company (the “Company”) today announced first quarter 2005 financial results.

For the three months ended March 31, 2005, the Company reported net sales of $546.1 million, an increase of $218.8 million compared to the three months ended March 31, 2004. Results for the three months ended March 31, 2004 include the results of SF Holdings from February 22, 2004 to March 28, 2004. Results for the three months ended March 31, 2005 include the results of SF Holdings for the entire period. Therefore, $185.8 million of increased sales volume in the first quarter of 2005 was a direct result of the SF Holdings acquisition.

The remaining increase in net sales of $33.0 million, or 10.1%, reflected an increase in average realized sales price partially offset by a decrease in sales volume. The increase in average realized sales price reflects the impact of pricing increases implemented in response to higher raw material costs, while the decrease in volume reflects weaker market conditions and the impact of competitive pressure.

Gross profit was $48.5 million for the first quarter of 2005. Selling, general and administrative expenses were $60.9 million, including $7.9 million of expenses related to the integration of SF Holdings. Depreciation and amortization for the first quarter of 2005 was $25.6 million.

The Company reported a net loss of $18.6 million for the first quarter of 2005 compared to a net loss of $58.7 million in the first quarter of 2004. Adjusted EBITDA was $20.3 million for the quarter ended March 31, 2005, an increase of 6.8% from $19.0 million over the pro forma results for the same period in 2004. Pro forma results reflect amounts as if the acquisition of SF Holdings had occurred on January 1, 2003.

Commenting on the first quarter results Ronald L. Whaley, President and Chief Operating Officer said, “We are pleased with our first quarter results which were achieved despite raw material cost increases which have escalated more than thirty percent in the last twelve months coupled with the highly competitive marketplace. Although we anticipate similar challenges for the remainder of 2005, we continue to maintain our focus on our customers’ needs and improving operating efficiencies through our integration activities.”

Solo Cup Company Press Release

5/12/2005

Solo Cup Company is a $2.1 billion company exclusively focused on the manufacture of disposable foodservice products for the consumer/retail, foodservice, packaging, and international markets. Solo Cup has broad expertise in plastic, paper, and foam disposables and creates brand name products under the Solo, Sweetheart, Fonda, and Hoffmaster names. The Company was established in 1936 and has a global presence with facilities in Asia, North America, Latin America and Europe. To learn more about the Company, as well as our first quarter 2005 results conference call, visit www.solocup.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, though are inherently uncertain and difficult to predict. The Company does not undertake any obligation to update any forward-looking statements as a result of new information, future events, changed assumptions or otherwise; and all forward-looking statements speak only as of the time when made. Actual results or experience could differ materially from the forward-looking statements. More information about potential factors that could affect the Company’s business and financial results are set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2004 and in our other filings made from time to time with the SEC. This news release contains certain non-GAAP financial measures as defined by SEC rules. A reconciliation of these measures to the most directly comparable GAAP measure is included in the attached Schedule A.

Solo Cup Company Press Release

5/12/2005

Schedule A:

SOLO CUP COMPANY

Consolidated Statements of Operations

(in thousands)	Three months ended March 31,
	2005	2004 (1)
Net sales	$546,093	$327,296
Cost of goods sold	497,598	290,372

Gross profit	48,495	36,924

Selling, general and administrative expenses	60,904	45,685
Loss on sale of property, plant and equipment	774	3

Operating loss	(13,183)	(8,764)

Interest expense, net	17,073	8,346
Prepayment penalties	—	30,690
Loss on debt extinguishment	—	916
Foreign currency exchange loss (gain), net	807	(1,374)
Other (income) expense, net	(113)	768
Income tax (benefit) provision	(12,380)	10,548
Minority interest	(2)	11

Net loss	$(18,568)	$(58,669)

(1)	Results for the three months ended March 31, 2004 include the results of SF Holdings from February 22, 2004.

Solo Cup Company Press Release

5/12/2005

The following table reconciles adjusted EBITDA to net loss (GAAP measure):

	Three months ended March 31,
(in millions)	2005 As Reported	2004 Pro forma (1)
Net loss (GAAP measure)(2)	$(18.6)	$(17.4)
Interest expense, net	17.1	13.8
Income tax benefit	(12.4)	(11.6)
Minority interest	—	—
Foreign exchange loss (gain)	0.8	(1.4)
Other (income) expense, net	(0.1)	1.7

Adjusted operating loss	(13.2)	(14.9)
Depreciation and amortization	25.6	25.4

EBITDA (non-GAAP measure)	12.4	10.5
Integration expenses (3)	7.9	7.2
Contract dispute resolution (4)	—	1.3

Adjusted EBITDA (non-GAAP measure)	$20.3	$19.0

(1)	Results for 2004 are pro forma amounts, which reflect the results as if the acquisition of SF Holdings had occurred on January 1, 2003, which includes adjustments for the repurchase of sale and leaseback assets and the step up valuation required under purchase accounting.
(2)	Net loss for 2004 is the pro forma net loss, which reflects our results as if the acquisition of SF Holdings had occurred on January 1, 2003. See Note 2 to the Company’s consolidated financial statements in our March 31, 2005 Form 10-Q.
(3)	Integration expenses reflect the costs associated with the integration of support functions and systems of SF Holdings in connection with the acquisition.
(4)	Contract dispute resolution costs represent a charge incurred in connection with the terms of a settlement agreement entered into with DSC Logistics, Inc.

Adjusted EBITDA and Pro forma adjusted EBITDA are not measures of financial performance under GAAP and should not be considered as an alternative to net loss or pro forma net loss or any other performance measure derived in accordance with GAAP or as an alternative measure of liquidity. We believe that the inclusion of supplementary adjustments for EBITDA applied in our presentation of adjusted EBITDA are appropriate to provide additional information to investors about certain material costs that are not representative of our core operations. We also believe the presentation of EBITDA and adjusted EBITDA facilitates operating performance comparisons from period to period and from company to company by backing out potential differences caused by variations in capital structures, tax positions and the age and book depreciation of facilities and equipment. Furthermore, we use financial measures similar to adjusted EBITDA for pricing under the terms of our senior credit facility and to measure our compliance with certain covenants under our senior credit facility and the indenture governing our 8.5% senior subordinated notes. It is also used as a metric to determine certain components of management compensation.

Contact

Gary Sakata

847-579-3388

Solo Cup Company Press Release

5/12/2005